EXHIBIT (11.1)----STATEMENT RE:  COMPUTATION OF DILUTED EARNINGS PER SHARE

Diluted earnings per share computations assume the exercise of stock purchase warrants and options to purchase shares of common stock. The shares assumed exercised are based on the weighted average number of warrants and options outstanding during the period and only include those warrants and options for which the exercise price is less than the average share price during the period. The net additional shares issuable are calculated based on the treasury stock method and are added to the weighted average number of shares outstanding during the period.

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

DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 2002     Three Months     Six Months
-------------------------------------------------------------      ----------      ----------
Actual net income (A)                                             $ 5,033,511     $ 8,639,601
                                                                   ==========      ==========

Assumed exercise of stock options and warrants                         94,934          95,193
Application of assumed proceeds ($990,519 and $965,333)
  toward repurchase of outstanding common stock at an average
  market price of $24.930 and $21.915, respectively.                  (39,732)        (44,049)
                                                                   ----------      ----------
Net additional shares issuable                                         55,202          51,144
                                                                   ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                       11,182,537      10,061,271
  Net additional shares issuable                                       55,202          51,144
                                                                   ----------      ----------
  Adjusted shares outstanding (B)                                  11,237,739      10,112,415
                                                                   ==========      ==========
Net income per common share (A) divided by (B)                    $      0.45     $      0.85
                                                                   ==========      ==========


DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED JUNE 30, 2001     Three Months     Six Months
-------------------------------------------------------------      ----------      ----------
Actual net income (A)                                             $ 2,885,179     $ 5,524,035
                                                                   ==========      ==========

Assumed exercise of stock options and warrants                        139,298         138,095
Application of assumed proceeds ($853,089 and $816,431)
  toward repurchase of outstanding common stock at an average
  market price of $8.759 and $8.619, respectively.                    (97,396)        (94,725)
                                                                   ----------      ----------
Net additional shares issuable                                         41,902          43,370
                                                                   ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                        8,484,354       8,483,166
  Net additional shares issuable                                       41,902          43,370
                                                                   ----------      ----------
  Adjusted shares outstanding (B)                                   8,526,256       8,526,536
                                                                   ==========      ==========
Net income per common share (A) divided by (B)                    $      0.34     $      0.65
                                                                   ==========      ==========
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